Exhibit 10.39

Bertucci’s Corporation

Corporate Pay for Performance Plan – Executive Officers

Our Pay for Performance Plan (PFP Plan) is designed to motivate Corporate Team Members to participate and support Operations in achieving and exceeding EBITDA targets.  In the PFP Plan, rewards increase with improved EBITDA performance, and include a bonus option in the event the EBITDA goal is not achieved at 100%.  The following bonus percentages are based on a percentage of the employee’s base salary.  The bonus is earned and distributed on an annual basis.

At Plan Performance

EBITDA %	Bonus % of Base Salary
100.00%	50.00%

Above Plan Performance

EBITDA %	Bonus % of Base Salary
102.00%	60.00%
104.00%	70.00%
106.00%	80.00%
108.00%	90.00%
110.00%	100.00%

Below Plan Performance

EBITDA %	Bonus % of Base Salary
97.50%	37.50%
95.00%	25.00%
94.00%	0.00%

Corporate Pay for Performance Plan Eligibility and Terms

Eligibility

1.               Eligibility commences the first day of employment for the Corporate Team Member, if hired on or before September 30th.  If hired on or after October 1st you are not eligible due to the limited impact, if any on EBITDA for the year.  Such employees become eligible for the PFP plan on January 1st of the next year.

2.               To be eligible to receive any bonus the Corporate Employee must be continuously employed by Bertucci’s until and at the time the bonus payments are distributed by the Company.  This PFP Plan is designed to offer financial rewards for achieving certain objectives and to encourage long-term employment with the Company.

Terms

1.               The Company’s calculation and determination of any bonus shall be final and binding.  The Company in its sole judgment shall decide all questions which may arise under the PFP Plan and shall interpret the provisions of the Plan.  The Company’s interpretation and decision on such questions shall be final and binding.

2.               This plan is only applicable for the current fiscal year.  The company reserves the right to alter this plan as it deems necessary during the fiscal year.

3.               This PFP Plan does not create a contract, implied or expressed, with employees of the Company.  Employment is terminable at will by the Company for any reason, with or without cause.

Payment of Bonus

The bonus will be calculated based on Year End results.  If any errors are discovered after the Year End payment, adjustments will be made in a subsequent bonus payment.